Motus GI Announces Executive Leadership Restructuring and Additional Cost Saving Initiatives to Support Near-Term Milestones

- *Tim Moran transitions from Chief Executive Officer to Chairman of the Board and Mark Pomeranz appointed Chief Executive Officer to lead next phase of Company*

- *Restructuring plan reduces operating expenses by an additional ~25%, extending cash runway to support FDA submission of Pure-Vu Upper GI and fourth generation Lower GI product before the end of 2023*

Fort Lauderdale, FL – April 13, 2023 – Motus GI Holdings, Inc. (NASDAQ: MOTS) ("Motus GI" or the "Company"), a medical technology company focused on improving endoscopic outcomes and experiences, today announced executive changes and restructuring as part of its strategy to reduce operating costs while supporting key value creation drivers, including ongoing R&D efforts to bring Pure-Vu Upper GI, and an enhanced Lower GI platform to market, while continuing to support existing customer base and target pipeline opportunities in contracted health systems. As part of the executive changes, Mr. Moran has elected to step down as Chief Executive Officer (CEO) of the Company to pursue other business opportunities. Mr. Moran will remain on the Board and has been appointed Chairman of the Board, succeeding David Hochman, who will remain an independent director, effective immediately. Mark Pomeranz, the Company's current President, Chief Operating Officer, and director and former CEO of the Company, has been appointed as the Company's CEO, effective immediately. Mr. Moran will work closely with Mr. Pomeranz to support a smooth transition and maintain key relationships with Motus GI's stakeholders.

To help ensure adequate financial resources are available to the Company, Motus GI has implemented additional cost-cutting measures to aggressively preserve capital. The primary cuts are attributable to reductions in executive management and clinical expenses. These changes are expected to reduce quarterly operating costs by approximately 25% on a go-forward basis. The Company expects to incur certain non-recurring charges related to these cost-cutting measures of less than $400,000 in the second quarter of 2023. The cost reduction measures announced today are in addition to the strategic restructuring program announced in January 2023.

"We continue to make necessary decisions to support the Company's R&D, regulatory and commercial strategies during what has been a difficult financial market for many companies to raise capital. It is our unyielding belief in the technology and products we've developed that allows us to remain focused on the long-term opportunity we see in the market. In the near-term, we will continue to develop our Pure-Vu EVS platform with the focus on the Upper GI indication and continue our discussions with potential partners that will expand our commercial reach, and adoption of the Pure-Vu EVS System across the United States," commented Mr. Moran. "To enable our continued progress, it's imperative that we judiciously reduce our operating expenses and extend our cash runway to execute platform advancements. I am confident that Mark's significant operational experience, industry knowledge and exceptional leadership skills make him the ideal candidate to lead Motus GI through this next phase. I look forward to working closely with Mark and the rest of our talented team to continue delivering innovative endoscopic solutions that transform patient care."

"I am honored and grateful for the confidence that Tim and the Board have placed in me with the appointment of CEO. As we look ahead, I am excited by the opportunity to execute upon a strategy to help Motus emerge a stronger, more exciting company for investors," said Mr. Pomeranz. "Currently, development of both our upper GI and Gen4 lower GI programs remain on schedule, and we expect to seek FDA approval by the end of 2023. We believe the regulatory approvals of these two products represent important milestones that could create significant value for the Company by enhancing our ability to evaluate and enact commercial partnerships that may accelerate growth and adoption of the Pure-Vu System. We also believe these development efforts will open up the upper GI market as well as reduce the overall cost-of-goods of the lower GI version by approximately 50% compared to the current Pure-Vu device, which is of key interest to potential strategic partners. In the meantime, we will continue to support our existing base of loyal customers and execute against targeted commercial opportunities with a focus on health systems, such as the VA, where the clinical and health economic need is the strongest," concluded Pomeranz.

Mark Pomeranz brings a wealth of experience in the medical device industry and has been instrumental in the development of the Company's flagship product, the Pure-Vu® System. As Chief Operating Officer, Mark played a critical role in driving technological advances, ramping production, and forging strategic relationships. Mr. Pomeranz has served as the Company's Chief Operating Officer since September 2018. Prior to his tenure as Chief Operating Officer, Mr. Pomeranz served as the Company's Chief Executive Officer from April 2014 through September 2018. Prior to joining Motus GI, Mark was the founding CEO of Svelte Medical Systems, and Vice President of Research and Development at Prescient Medical, Inc. From 1998 to 2007, Mr. Pomeranz served as Vice President at Cordis, a Johnson & Johnson Company, where his responsibilities included developing new technologies, exploring new market opportunities and leading major restructuring efforts to create cross-functional global commercialization teams. Prior to that, he held a number of senior leadership roles, including positions at Cardiac Pathways Corporations from 1991 to 1998, and Cardiovascular Imaging Systems from 1989 to 1991, both of which were acquired by Boston Scientific Corporation. Mr. Pomeranz earned a M.Sc. in biomedical engineering from the University of Miami.

About Motus GI Holdings, Inc.

Motus GI Holdings, Inc. is a medical technology company, with subsidiaries in the U.S. and Israel, providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions.

For more information, visit www.motusgi.com and connect with the Company on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements. Forward-looking statements are based on the Company's current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," "predict," "project," "should," "would" and similar expressions and the negatives of those terms, including without limitation, risks related to the continued impact of the COVID-19 pandemic, risks inherent in the development and commercialization of potential products, possible or assumed

future results of operations, business strategies, potential grow opportunities, uncertainty in the timing and results of clinical trials or regulatory approvals, maintenance of intellectual property rights or other risks discussed in the Company's quarterly and annual reports filed with the Securities and Exchange Commission, and its other filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:

Troy Williams
LifeSci Advisors
(518) 221-0106
twilliams@lifesciadvisors.com